Exhibit 3.3

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

SILICON GRAPHICS INTERNATIONAL CORP.

WITH AND INTO

RACKABLE SYSTEMS, INC.

(Pursuant to Section 253 of the Delaware General Corporation Law)

RACKABLE SYSTEMS, INC., a Delaware corporation (the “Company”), hereby certifies that:

FIRST: The Company is incorporated pursuant to the Delaware General Corporation Law (the “DGCL”) and the Company was originally incorporated under the name “Rackable Corporation.” The date of filing of the Company’s original Certificate of Incorporation is December 12, 2002.

SECOND: The Company owns all of the outstanding shares of each class of the capital stock of Silicon Graphics International Corp., a Delaware corporation (the “Merger Sub”).

THIRD: The Company, by the following resolutions of its Board of Directors (the “Board”), duly adopted at a meeting held on May 14, 2009, determined to merge the Merger Sub with and into the Company (the “Merger”):

WHEREAS, the Company has determined it to be in the best interests of the Company and its stockholders to merge the Merger Sub with and into the Company in a statutory short form merger pursuant to the provisions of Section 253 of the Delaware General Corporation Law of the State of Delaware (the “DGCL”), in which the Company will be the surviving corporation in such merger.

RESOLVED, that the Merger Sub be merged with and into the Company with the Company being the surviving corporation in the Merger and acquiring thereby all the assets and properties of the Merger Sub and assuming all of the liabilities and obligations of the Merger Sub (the “Merger”);

RESOLVED FURTHER, that the Merger shall become effective at such date and time as set forth in a Certificate of Ownership and Merger prepared and executed by an officer of the Company in the form required by Section 253 of the DGCL and filed with the Secretary of State of the State of Delaware;

RESOLVED FURTHER, that as a result of the Merger, the name of the Company shall be changed to Silicon Graphics International Corp.; and

RESOLVED FURTHER, that the officers of the Company, each of them with full authority to act without the others, are hereby authorized and directed, for and on behalf of the Company, to cause the Company to execute and deliver, and file with the Delaware Secretary of State, a Certificate of Ownership and Merger with respect to the merger of the Merger Sub with and into the Company, and to execute, deliver and file such additional documents or perform such acts as are determined to be necessary or appropriate to carry out the Merger.

FOURTH: The Company shall be the surviving corporation and the name of the surviving corporation following the Merger is Silicon Graphics International Corp.

FIFTH: The Amended and Restated Certificate of Incorporation of RACKABLE SYSTEMS, INC., as now in force and effect, shall continue to be the certificate of incorporation of the surviving corporation until amended and changed pursuant to the provisions of the DGCL.

SIXTH: The Merger shall become effective at 12:01 am Eastern Time on May 18, 2009.

**Signature Page Follows**

2.

IN WITNESS WHEREOF, the Company has caused this Certificate of Ownership and Merger to be executed in its corporate name pursuant to Sections 253 and 103 of the DGCL as of May 14th, 2009.

RACKABLE SYSTEMS, INC.

By:	/s/ Mark Barrenechea
Mark Barrenechea
President and Chief Executive Officer

3.